UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2013

Symmetricom, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-02287	95-1906306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Orchard Parkway, San Jose, California	95131-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (408) 433-0910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2013, the Board of Directors (the “Board”) of Symmetricom, Inc. (the “Company”) approved an executive cash bonus plan for the Company’s fiscal year ending June 29, 2014. Under the plan, if the Company does not achieve at least 90% of a financial goal based on fiscal 2014 revenue and 80% of a financial goal based on fiscal 2014 operating income, as adjusted for any extraordinary events and certain items approved by the Compensation Committee of the Board, no cash bonus will be paid to any named executive officer. Each of the two financial goals will be weighted equally and will be measured in the aggregate. The executive officers’ target bonuses will be allocated 70% to the achievement of the Company’s aggregate financial goal and 30% to the achievement of individual goals. If the Company achieves more than 100% of the aggregate financial goal, then the cash bonus payment will increase up to a maximum of 135% of the named executive officer’s target bonus payment. The target bonus payment for the Company’s CEO is 100% of her base salary if the Company achieves 100% of the aggregate financial goal and the CEO achieves 100% of her personal goals. The target bonus for the Company’s Executive VP and CFO is 55% of his base salary if the Company achieves 100% of the aggregate financial goal and the individual achieves 100% of his personal goals. The target bonus for the Company’s Executive VP, Marketing is 50% of his base salary if the Company achieves 100% of the aggregate financial goal and the individual achieves 100% of his personal goals. Bonuses may be paid to named executive officers semiannually, with the first-half payment contingent on achievement of at least 90% of both of the financial goals for the first half of the fiscal year, not to exceed 21% of the annual target bonus payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRICOM, INC.

Dated: August 15, 2013	By:	/s/ JUSTIN R. SPENCER
	Name:	Justin R. Spencer
	Title:	Executive Vice President Finance and Administration, Chief Financial Officer and Secretary